UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2016
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4134 Business Park Drive, Amarillo, Texas	79110-4225
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.
On July 10, 2016, the Company issued 1,250,000 shares of its unregistered voting common stock, and unregistered Convertible Promissory Notes in a face amount of $647,055.  The aggregate offering price of the voting common stock was $234,375 ($.1875 per share), the consideration was cash, and no underwriting discounts were paid or given.  The Convertible Promissory Notes were issued in consideration of the cancellation of debt owed by the Company in the amount of $647,055, and no underwriting discounts were paid or given.  The issuances of both the voting common stock and the Convertible Promissory Notes were exempt from registration under the Securities Act of 1933 (the "Act") pursuant to Rule 506 (b) of Regulation D promulgated under the Act.  The conditions of Rules 501, 502, and 506 were met with respect to both offerings, the respective Form D's were timely filed with the SEC, and state notice filings were timely filed with Nevada and New Jersey.

The Convertible Promissory Notes are demand notes bearing interest at the applicable federal rate.  The terms of conversion are as follows:  At any time while the Company's voting common stock is listed or quoted on a trading market or on the OTC BB, the holder has the option to convert some or all of the unpaid principal and/or interest on the note, into the Company's voting common stock at a conversion price of $.1875 per share.  The date of conversion shall be the date written notice of conversion, specifying the dollar amount of accrued interest and principal converted, shall have been delivered by the holder to the Company, and such delivery may be by mail, delivery service, or electronically by email to an Executive Officer of the Company.  Upon conversion, holder shall hold such shares as restricted securities within the meaning of Rule 144 promulgated under the Act.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
AMARILLO BIOSCIENCES, INC.
Date: July 12, 2016	By: /s/ Bernard Cohen
Bernard Cohen Vice President and Chief Financial Officer

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